Exhibit 10.1

AGREEMENT

This Agreement is entered into by and between New Century Financial Corporation, a Maryland corporation (the “Company”), and Patrick J. Flanagan (the “Executive”) on this 24th day of June, 2005 (the “Effective Date”).

RECITALS

A. The Executive is currently employed as an executive officer of the Company.

B. The Executive desires to sell to the Company, and the Company desires to purchase from the Executive, on the terms and conditions hereinafter set forth, 41,585 restricted shares of common stock of the Company granted by the Company to the Executive on or about February 2, 2005 (the “Restricted Shares”).

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Termination of Restricted Stock Award. The Executive hereby sells to the Company, and the Company hereby repurchases from the Executive, the Restricted Shares. The Executive shall immediately delivery to the Company one or more stock certificates representing the Restricted Shares, duly endorsed for transfer, with appropriate stock powers attached, properly signed and with any necessary documentary or transfer tax stamps duly affixed and cancelled and free and clear of all liens, encumbrances, security interests and claims, except for restrictions imposed by applicable securities laws. The Executive, by execution of this Agreement, appoints Brad A. Morrice as his attorney-in-fact to effect the transfer of the Restricted Shares to the Company and to execute such documents as the Company or Mr. Morrice may deem necessary or advisable in connection with such transfer.

2. Purchase Price. The aggregate purchase price for the Restricted Shares is $2,100,874.20. The Company shall pay such amount, less tax withholding and other authorized deductions, to the Executive no later than ten (10) business days after the Effective Date; provided Executive has satisfied his obligations pursuant to Section 1.

3. No Further Rights. Other than the Executive’s right to receive the payment amount specified in Section 2, any rights that the Executive may have with respect to the Restricted Shares shall be, and they hereby are, terminated.

4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Maryland to be applied. In furtherance of the foregoing, the internal law of the State of Maryland will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

5. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings, negotiations and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. Any representation, promise or agreement with respect to the subject matter hereof not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement constitutes a fully integrated agreement. This Agreement may be amended only by a written agreement signed by each of the parties hereto. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

6. Construction. The terms of this Agreement have resulted from the negotiations of the parties and each of the parties has had an opportunity to obtain and consult with its own counsel. Each party has participated in the drafting and in the preparation of this Agreement. Hence, in any construction of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7. Executive’s Undertaking. From and after the Effective Date, the Executive agrees that, at the Company’s request, he will take whatever additional actions and will execute and deliver such other instruments of conveyance and transfer as the Company may reasonably request to effectively convey, transfer to and vest in the Company, all right, title and interest in and to the Restricted Shares.

8. Executive Representations. The Executive hereby represents and warrant to the Company as follows:

•	The Executive has and will rely upon the advice of his own legal counsel, tax advisors, and/or investment advisors, is not relying upon the Company or any of its affiliates or agents with respect to such matters or his entry into this Agreement, and has not been induced by the Company to enter into this Agreement.

•	The Executive has the capacity to protect its own interests in connection with the transactions contemplated hereby.

•	The Executive has valid title to the Restricted Shares being sold pursuant to this Agreement, free and clear of all encumbrances (except for any rights held by the Company); and the Company will, immediately upon execution of this Agreement, have good and valid title with respect to the Restricted Shares free and clear of all encumbrances.

•	None of the execution and delivery of this Agreement by the Executive, the sale of the Restricted Shares by the Executive, the consummation of any of the other transactions contemplated herein, or the fulfillment of the terms hereof, will violate the terms of or constitute a violation of, or result in a default or breach under, any agreement to which the Executive is a party or otherwise bound or any provision of law to which such the Executive is subject.

•	Upon the execution and delivery hereof by the parties, this Agreement will be a binding obligation of the Executive; enforceable against the Executive in accordance with its terms.

8. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

“Executive”	NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation

/s/ Patrick J. Flanagan	By:	/s/ Robert K. Cole
Patrick J. Flanagan		Robert K. Cole
Chairman and Chief Executive Officer

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